EXHIBIT H-2

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-      ; 70-9753)

SYSTEM ENERGY RESOURCES, INC., ET AL.

___________, 2002

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application and/or declaration for complete statements of the proposed transaction summarized below. The application and/or declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference.

     Interested persons wishing to comment or request a hearing on the application and/or declaration should submit their views in writing by September __, 2002 to the Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) of the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After September __, 2002, the application and/or declaration, as filed or as amended, may be granted and/or permitted to become effective.

     System Energy Resources, Inc. ("System Energy"), Echelon One, 1340 Echelon Parkway, Jackson, Mississippi 39213, Entergy Arkansas, Inc. ("EAI"), 425 West Capitol, 40th Floor, Little Rock, Arkansas 72201, Entergy Louisiana, Inc. ("ELI"), 4809 Jefferson Highway, Jefferson, Louisiana 70121, Entergy Mississippi, Inc. ("EMI"), 308 East Pearl Street, Jackson, Mississippi 39201, Entergy New Orleans, Inc. ("ENOI"), 1600 Perdido Building, New Orleans, LA 70112 and Entergy Corporation ("Entergy", and together with System Energy, EAI, ELI, EMI and ENOI, the "Applicants"), 639 Loyola Avenue, New Orleans, Louisiana 70113, a registered holding company, have filed a post-effective amendment to their application-declaration with this Commission previously filed pursuant to Sections 6, 7, 9, 10 and 12 of the Public Utility Holding Company Act of 1935 ("Act") and Rules 23, 24, 42 and 44 thereunder.

     By order dated December 6, 2000 (HCAR No. 27293), System Energy was authorized, among other things, from time to time through December 31, 2005, (1) to issue and sell one or more series of its first mortgage bonds ("Bonds") and/or one or more series of its debentures ("Debentures") in a combined aggregate principal amount of said Bonds and Debentures not to exceed $350 million, (2) to enter into arrangements for the issuance and sale of tax-exempt revenue bonds ("Tax-Exempt Bonds") in an aggregate principal amount not to exceed $500 million to be issued in one or more series for the purpose of financing pollution control facilities or refinancing certain outstanding Tax-Exempt Bonds issued for the benefit of System Energy to finance pollution control facilities, including the possible issuance and pledge of one or more new series of Bonds in an aggregate principal amount not to exceed $565 million as security for the Tax-Exempt Bonds; and (3) to enter into arrangements for the issuance of municipal securities in an aggregate principal amount not to exceed $100 million ("Municipal Securities") to be issued in one or more series through a state or local municipal entity to pay certain of System Energy's costs while benefiting from tax exemptions.

     The Applicants now request authority for fees, commissions and expenses of the underwriters to be incurred in connection with the issuance and sale of Bonds, Debentures, Tax-exempt bonds and Municipal Securities not to exceed the lesser of 3.25% of the principal amount, respectively, to be sold or those generally paid at the time of pricing for sales of first mortgage bonds, debentures, tax-exempt bonds or municipal securities, respectively, having the same maturity, issued by companies of comparable credit quality and having similar terms, conditions and features.

     For the Commission, by the Division of Investment
Management, pursuant to delegated authority.

Jonathon G. Katz, Secretary